Exhibit 10.4

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED UPON A REQUEST FOR CONFIDENTIAL TREATMENT AND THE NON-PUBLIC INFORMATION HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is made and entered into as of the 25th day of September, 2015 (the “Effective Date”) by and between LA Cell, Inc., a Delaware corporation with a principal place of business at 9380 Judicial Drive, San Diego, CA 92121 (“Licensee”) and City of Hope, a California nonprofit public benefit corporation located at 1500 East Duarte Road, Duarte, California 91010 (“City of Hope” or “COH”).  Licensee and COH are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS:

A.COH operates an academic research and medical center that encourages the use of its inventions, discoveries and intellectual property for the benefit of the public, and COH owns or Controls (as defined below) certain Patent Rights (as defined below) useful in the Field (as defined below);

B.The research was sponsored in part by the National Institute of Health, and as a consequence this license is subject to obligations to the United States Federal Government under 35 U.S.C. §§ 200-212 and applicable U.S. government regulations;

C.Licensee is a company dedicated to the commercial development and exploitation in the Field (as defined below) of products and services that incorporate one or more of the technologies described in the Patent Rights and therefore Licensee desires to obtain from COH a worldwide, exclusive license under the Patent Rights, on the terms and subject to the conditions set forth herein; and

D.The Certificate of Incorporation of Licensee is in the form attached hereto as Exhibit A (as it may be amended or restated from time to time in accordance with its terms, the “Charter”) and provides, among other things, for the rights and preferences of a class of stock, referred to therein as Class C Common Stock, to be issued to COH or its designee(s) in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1:  DEFINITIONS

1.1  “Act” means the Securities Act of 1933, as amended.

1.2  “Affiliate” of a Party means a Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with such Party.  For purposes of this Section 1.2, “control” means (i) the direct or indirect ownership of 50 percent or more of the voting stock or other voting interests or interests in profits, or (ii) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof by contract or otherwise.

1.3  “Annual Report” has the meaning set forth in Section 2.3.

1.4  “Business Day” means any day, other than a Saturday, Sunday or day on which commercial banks located in Los Angeles, California, are authorized or required by law or regulation to close.

1.5  “Change of Control” means (i) any transaction or series of related transactions following which the holders of Licensee’s capital stock immediately prior to such transaction or series of related transactions do not retain voting securities representing at least 50% of the outstanding  voting power of Licensee, or (ii) a sale of all or substantially all of Licensee’s assets taken as a whole; provided, however, an initial public offering of the stock of Licensee shall not be considered a Change of Control.

1.6  “Class C Common Stock” means Class C Common Stock, par value $0.0001 per share, of Licensee, with such rights preferences and privileges as are set forth in the Charter.

1.7  “Commercially Reasonable Efforts” means the exercise of such efforts and commitment of such resources by Licensee, directly or through one or more Sublicensees, in a reasonable manner consistent with similar organizations in the pharmaceutical industry for a comparable development or commercialization program at a similar stage of development or commercialization.  In the event that Licensee or a Sublicensee with respect to a given Licensed Product or Licensed Service, has a program or product that competes with the programs contemplated by this Agreement for the same indication and similar patient population with respect to such Licensed Product or Licensed Service, then “Commercially Reasonable Efforts” shall also mean efforts at least comparable to those efforts and resources expended by Licensee or its Sublicensee that are directly attributable to Licensee’s or Sublicensee’s competing program and/or product or service.

1.8  “COH Indemnitees” has the meaning set forth in Section 10.1.

1.9  “COH Shares” means the shares of Class C Common Stock to be issued to COH or its designees in accordance with Section 4.3.

1.10“COH Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, COH to Licensee or its designees.

1.11“COH VP” has the meaning set forth in Article 12.

1.12“Completion” means, with respect to a particular clinical trial, the earlier of (i) the database lock or freeze related to the completion of treatment or examination of participants in such clinical trial or (ii) the dosing of the first patient in a clinical trial in a subsequent phase for the same indication (e.g. with respect to a Phase 1 Clinical Trial, the Phase 1 Clinical Trial will be deemed completed in the event a patient is dosed in a Phase 2 Clinical Trial for the same indication before a database lock in the related Phase 1 Clinical Trial).

1.13“Common Stock” means Class A Common Stock, par value $0.0001 per share, of Licensee.

1.14“Confidential Information” means:  (i) all information and materials (of whatever kind and in whatever form or medium) disclosed by or on behalf of a Party to the other Party (or its designee) in connection with this Agreement, whether prior to or during the term of this Agreement and whether provided orally, electronically, visually, or in writing; provided that all such information and materials initially disclosed in writing or electronically shall be clearly marked as “CONFIDENTIAL” and all such materials and information initially disclosed orally shall be reduced to writing and marked as “CONFIDENTIAL” within 10 days following the date of initial oral disclosure; (ii) all copies of the information and materials described in (i) above; and (iii) the existence and each of the terms and conditions of this Agreement; provided further that Confidential Information shall not include information and materials to the extent a Party can demonstrate through its contemporaneous written records that such information and materials are or have been:

(a)known to the receiving Party, or in the public domain, at the time of its receipt by a Party, or which thereafter becomes part of the public domain other than by virtue of a breach of this Agreement or the obligations of confidentiality under this Agreement;

(b)received without an obligation of confidentiality from a Third Party having the right to disclose without restrictions such information;

(c)independently developed by the receiving Party without use of or reference to Confidential Information disclosed by the other Party; or

(d)released from the restrictions set forth in this Agreement by the express prior written consent of the disclosing Party.

1.15“Control(s)” or “Controlled” means the possession by a Party, as of the Effective Date, of rights sufficient to effect the grant of rights set forth in this Agreement without violating the terms of any agreement with any Third Party.

1.16“Covers” or “Covered by,” with reference to a particular Licensed Product or Licensed Service means that the manufacture, use, sale, offering for sale, or importation of such Licensed Product or performance of such Licensed Service would, but for ownership of, or a license granted under this Agreement to, the relevant Patent Right, infringe a Valid Claim in the country in which the activity occurs.

1.17“Deadline Date” has the meaning set forth in Section 2.2.1.

1.18“Designated Representative” has the meaning set forth in Section 2.3.

1.19“Development Milestone Event” has the meaning set forth in Section 4.4.

1.20“Diligence Milestones” has the meaning set forth in Section 2.2.1.

1.21“Dispute” means any controversy, claim, allegation, suit or legal proceeding arising out of or relating to this Agreement, or the interpretation, breach, termination, or invalidity thereof.

1.22“Equity Financing”  means the sale and issuance of capital stock of Licensee, in one or more transactions, for capital raising purposes, including any such capital stock issuable (assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability) upon the exercise, conversion or exchange of all evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, including all rights, options or warrants to subscribe for, purchase or otherwise acquire shares of Common Stock.

1.23“Expiration” as the meaning set forth in Section 8.1.

1.24“Field” means the research, diagnosis, treatment or prevention of any of the following human diseases: *.  For the avoidance of doubt, (a) any disease that is not listed in the foregoing sentence is specifically excluded from the Field, and (b) the field of research reagents, including the detection of intracellular targets using antibodies, other proteins or oligonucleotides as probes, in each case, for non-clinical research purposes is also specifically excluded from the Field.

1.25“First Commercial Sale” means (i) with respect to a particular Licensed Product in a given country, the first arm’s-length commercial sale of such Licensed Product by or under authority of Licensee or any Sublicensee to a Third Party who is not a Sublicensee, and (ii) with respect to a particular Licensed Service in a given country, the first arm’s length performance of such Licensed Service for value by or under authority of Licensee or any Sublicensee to and for the benefit of a Third Party who is not a Sublicensee, in the case of (i) or (ii) solely following Marketing Approval in such country.

1.26“GAAP” means generally accepted accounting principles, consistently applied, as promulgated from time to time by the Financial Accounting Standards Board.

1.27“Initiating Party” has the meaning set forth in Article 12.

1.28“Intellectual Property Rights” means all: (i) rights in patents and patent applications anywhere in the world, (ii) trade secret rights and other rights in proprietary information and know-how, (iii) rights in industrial designs and any registrations and applications therefor, (iv) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, (v) rights in databases and data collections, (vi) moral and economic rights of authors and inventors, however denominated, and (vii) any other similar rights of any kind or nature anywhere in the world with respect to the Know-How.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

1.29“Know-How” means the know-how, trade secrets, techniques, methods, processes, formulations, testing procedures, and any other information identified on Exhibit B.

1.30“Knowledge Group” means (i) *, (ii) the Director COH’s Office of Technology Transfer, (iii) those individuals that are direct reports to the Director COH’s Office of Technology Transfer, (iv) COH’s general counsel and (v) those individuals within the Office of General Counsel that are direct reports to COH’s general counsel.

1.31“License Year” means each calendar year during the Term; except that the first License Year shall commence on the Effective Date and end on December 31 of the calendar year in which the Effective Date occurs.

1.32“Licensed Product” means a product, material, composition or apparatus (including, without limitation, kits, component sets or components thereof, regardless of concentration or formulation) that is Covered by a Valid Claim.  By way of clarification, “Licensed Product” shall include a product manufactured in a country in which such manufacture is Covered by a Valid Claim and thereafter exported to and sold in a country in which no Valid Claim exists.

1.33“Licensed Service” means any process, method or service that is Covered by a Valid Claim.

1.34“Licensee Confidential Information” means Confidential Information disclosed or provided by, or on behalf of, Licensee to COH or its designees.

1.35“Losses” has the meaning set forth in Section 10.1.

1.36“Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport, marketing and sale of Licensed Products or performance of Licensed Services in a country or regulatory jurisdiction.

1.37“Marks” has the meaning set forth in Section 7.2.

1.38“Net Proceeds” means the net proceeds actually received by Licensee from all sales of shares of capital stock after deduction of all transaction expenses, finder’s fees, advisory fees, legal fees, sales commissions or similar amounts paid to brokers or dealers and other costs and expenses incurred by Licensee or its subsidiaries in connection therewith.  In the event such net proceeds are not paid to Licensee in cash, the value of such net proceeds will be the fair market value of the assets constituting such net proceeds.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

1.39“Net Sales” means the total gross amount invoiced by Licensee and its Affiliates (regardless of whether and when such invoices are actually paid) on the sale of Licensed Products and Licensed Services to Third Parties (including, without limitation, the provision of any product by Licensee and its Affiliates that incorporates a Licensed Product or Licensed Service, but for clarity excluding documented sponsored research and/or development activities (including costs for preclinical and clinical development), valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead)), less the following items, as determined from the books and records of Licensee and its Affiliates:

(a)insurance, handling and transportation charges prepaid, allowed, or actually invoiced;

(b)amounts repaid, credited or allowed for rejection, return or recall;

(c)sales or other excise taxes or other governmental charges levied on or measured by the invoiced amount (including, without limitation, value added taxes);

(d)brokerage, customs and import duties or charges; and

(e)normal and customary trade, quantity and cash discounts (including chargebacks and allowances) and rebates that relate to the Licensed Products or Licensed Services.

Sales of Licensed Products or the provision of Licensed Services between or among Licensee, its Affiliates or its Sublicensees shall be excluded from the computation of Net Sales, except in those instances in which the purchaser is also the commercial end-user of the Licensed Product sold or Licensed Service provided.  Further, transfers of reasonable quantities of Licensed Product by Licensee, any of its Affiliates or of its Sublicensee to a Third Party that is not a Sublicensee for use in the development of such Licensed Product (and not for resale) and transfers of industry standard quantities of Licensed Product for promotional purposes shall not be deemed a sale of such Licensed Product that gives rise to Net Sales for purposes of this Section 1.39.

If a Licensed Product is sold in a combination with other active components (“Combination Sale”), Net Sales on the Combination Sale shall be calculated by multiplying the Net Sales of that Combination Sale by the fraction A/(A+B), where A is the average sale price in the relevant country of the Licensed Product included in the Combination Sale (or similar Licensed Product with the same dosage and route of administration) when sold separately in finished form and B is the average sale price in that country of the other product(s) included in the Combination Sale when sold separately in finished form.  If no such separate sales are made by Licensee or its Affiliates, Net Sales for royalty determination shall be calculated by multiplying Net Sales of the Combination Sale by the fraction C/(C+D), where C is the fully allocated cost attributable to the Licensed Product included in the Combination Sale and D is the fully allocated cost attributable to such other active components.

1.40“Non-Proprietary Sublicense” has the meaning set forth in Section 3.3.2.

1.41“Options” has the meaning set forth in Section 9.3.5.

1.42“Partner Patent Rights” means, if any, those patent or patent applications relating to the subject matter of the Patent Rights and Controlled by COH as a result of a Research Reagent Agreement within * years of the Effective Date.

1.43“Patent Challenge” has the meaning set forth in Section 7.3.

1.44“Patent Rights” means:  (i) Patent Cooperation Treaty (PCT) application *; (ii) U.S. Patent Application No. *; (iii) U.S. Patent Application *; (iv) U.S. Patent Application *; (v) COH internal patent disclosure number * (not filed as of the Effective Date); (vi) COH internal patent disclosure number * (not filed as of the Effective Date); (vii) patents, patent applications, continuations and divisional applications and foreign equivalents to any of the foregoing, (viii) continuation-in-part applications that repeat a substantial portion of any of the foregoing that are Controlled by COH, (ix) any patents or patent applications that claim the same invention(s)or claim priority, directly or indirectly, to any of the foregoing, that are Controlled by COH, (x) letters patent or the equivalent issued on any of the foregoing throughout the world, (xi) amendments, extensions, renewals, reissues, and re-examinations of any of the foregoing, and (xii) any Partner Patent Rights.  Notwithstanding the foregoing, “Patent Rights” shall only include any continuation-in-part application to the extent that claims in such continuation-in-part application are supported in the specification of the parent application, unless otherwise mutually agreed to in writing by the parties to this Agreement.

1.45“Person” means any person or entity, including any individual, trustee, corporation, partnership, trust, unincorporated organization, limited liability company, business association, firm, joint venture or governmental agency or authority.

1.46“Phase 1 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a study as described in 21 C.F.R. §312.21(a) or a comparable clinical study in a country other than the United States.

1.47“Phase 2 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a study in humans designed with the principal purpose of determining initial efficacy and dosing of such Licensed Product in patients for the indication(s) being studied as described in 21 C.F.R. §312.21(b); or a comparable clinical study in a country other than the United States.

1.48“Phase 3 Clinical Trial” means, as to a specific Licensed Product or Licensed Service, a lawful study in humans of the efficacy and safety of such Licensed Product or Licensed Service, which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to file an application to obtain Marketing Approval to market and sell that Licensed Product or Licensed Service in the United States or another country for the indication being investigated by the study, as described in 21 C.F.R. § 312.21(c); or a comparable clinical study in a country other than the United States.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

1.49“Proprietary Sublicense” has the meaning set forth in Section 3.3.1.

1.50“Qualified IPO” shall have the meaning set forth in Licensee’s Certificate of Incorporation, as may be amended or restated from time to time.

1.51“Research Reagent Agreement” means a license agreement between COH and a Third Party pursuant to which such Third Party is granted rights to the Patent Rights in the field of detection of intracellular targets using antibodies, other proteins or oligonucleotides as probes, in each case, solely for non-clinical research purposes or in a functionally similar field.

1.52“Responding Party” has the meaning set forth in Article 12.

1.53“Royalty Period” has the meaning set forth in Section 5.1.

1.54“Sales Milestone Event” has the meaning set forth in Section 4.5.

1.55“Sublicensee” means any Affiliate of Licensee or Third Party which enters into an agreement with Licensee or another sublicensee involving the grant to such Affiliate or Third Party of any rights under the license granted to Licensee pursuant to this Agreement.

1.56“Sublicensee Net Sales” means the total gross amount invoiced by Sublicensees (other than a Sublicensee that is an Affiliate of Licensee) (regardless of whether and when such invoices are actually paid) on the sale of Licensed Products or the provision of Licensed Services to Third Parties (including, without limitation, the provision of any product by any Sublicensee (other than a Sublicensee that is an Affiliate of Licensee) that incorporates a Licensed Product or Licensed Service but for clarity excluding documented sponsored research and/or development activities (including costs for preclinical and clinical development), valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead)), less the following items, as determined from the books and records of Sublicensees:

(a)insurance, handling and transportation charges prepaid, allowed, or actually invoiced;

(b)amounts repaid, credited or allowed for rejection, return or recall;

(c)sales or other excise taxes or other governmental charges levied on or measured by the invoiced amount (including, without limitation, value added taxes);

(d)brokerage, customs and import duties or charges; and

(e)normal and customary trade, quantity and cash discounts (including chargebacks and allowances) and rebates that relate to the Licensed Products or Licensed Services.

Sales of Licensed Products or the provision of Licensed Services between or among Licensee, its Affiliates or its Sublicensees shall be excluded from the computation of Sublicensee Net Sales, except in those instances in which the purchaser is also the commercial end-user of the Licensed Product sold or Licensed Service provided.  Further, transfers of reasonable quantities of Licensed Product by Licensee, any of its Affiliates or of its Sublicensee to a Third Party that is not a Sublicensee for use in the development of such Licensed Product (and not for resale) and transfers of industry standard quantities of Licensed Product for promotional purposes shall not be deemed a sale of such Licensed Product that gives rise to Sublicensee Net Sales for purposes of this Section 1.56.

If a Licensed Product is sold in a combination with other active components (“Sublicensee Combination Sale”), Sublicensee Net Sales on the Sublicensee Combination Sale shall be calculated by multiplying the Sublicensee Net Sales of that Subllicensee Combination Sale by the fraction A/(A+B), where A is the average sale price in the relevant country of the Licensed Product included in the Sublicensee Combination Sale (or similar Licensed Product with the same dosage and route of administration) when sold separately in finished form and B is the average sale price in that country of the other product(s) included in the Sublicensee Combination Sale when sold separately in finished form.  If no such separate sales are made Sublicensees, Sublicensee Net Sales for royalty determination shall be calculated by multiplying Sublicensee Net Sales of the Sublicensee Combination Sale by the fraction C/(C+D), where C is the fully allocated cost attributable to the Licensed Product included in the Combination Sale and D is the fully allocated cost attributable to such other active components.

1.57“Sublicense Revenues” means all consideration, in whatever form, due from a Sublicensee to Licensee or to another Sublicensee in return for the grant of a sublicense of Licensee’s rights under Section 3.1 and Section 3.2 of this Agreement, excluding consideration in the form of:  (i) royalties received by Licensee and calculated wholly as a function of sales of Licensed Products or Licensed Services, (ii) payments or reimbursement for documented sponsored research and/or development activities, valued at the actual direct cost of such activities on a fully burdened basis (including reasonable margin for overhead), (iii) payment or reimbursement of reasonable patent expenses actually incurred or paid by Licensee and not otherwise reimbursed, or payment of patent expenses required to by paid by Licensee hereunder, (iv) payments for the purchase of equity in Licensee at the fair market value of such equity on the date that the obligation to make such payment arises, (v) payments recognized as Net Sales or Sublicensee Net Sales under this Agreement for which a royalty is payable to COH (vi) capital investments (debt and/or equity) at fair market value, and (vii) amounts paid for supplies of materials or other tangible materials which are not Licensed Products or performance of services which are not Licensed Services.  By way of clarification, the principal amount of any bona fide loan or other extension of credit provided to Licensee or an Affiliate of Licensee shall not be deemed to constitute “Sublicense Revenues.”

1.58“Term” has the meaning set forth in Section 8.1.

1.59“Territory” means the entire world.

1.60“Third Party” means a Person that is neither a Party to this Agreement nor an Affiliate of a Party.

1.61“Third Party Infringement” has the meaning set forth in Section 7.1.4.

1.62“Valid Claim” means a claim of a pending patent application or an issued and unexpired patent included in the Patent Rights in a particular jurisdiction, which claim has not, in such jurisdiction been finally rejected or been declared invalid or cancelled by the patent office or a court of competent jurisdiction in a decision that is no longer subject to appeal as a matter of right; provided, that in the case of a pending patent application, a claim will only be considered a Valid Claim the claim has pending before the relevant patent office for less than a period of seven (7) years from the date of first examination on the merits of that patent application.

1.63“Validity Action” has the meaning set forth in Section 7.1.4.

1.64“Warrant” has the meaning set forth in Section 9.3.5.

ARTICLE 2:  DEVELOPMENT AND COMMERCIALIZATION EFFORTS

2.1  Development and Commercialization Responsibilities.  Licensee shall have the sole right to control all development, manufacturing and commercialization activities (including all regulatory activities) with respect to Licensed Products, Licensed Services, and all other products, materials, compositions, apparatuses, processes, methods, and services claimed or otherwise subject to the Patent Rights in the Field.

2.2  Licensee Diligence.

2.2.1Diligence Milestones.  Licensee shall use Commercially Reasonable Efforts to develop and commercialize Licensed Products and Licensed Services in the Field, directly or through one or more Sublicensees.  Without limiting the foregoing, if Licensee, directly or through one or Sublicensees, fails to accomplish any one of the “Diligence Milestones” set forth in this Section 2.2.1 for a particular specific category of human disease set forth in such Diligence Milestone by the date specified (each a “Deadline Date”) corresponding to such Diligence Milestone, then COH shall have the right to exercise the rights set forth in Section 2.2.2 solely with respect to such category of human disease.

“Deadline Date”	“Diligence Milestone”

1. Six (6) months from the Effective Date

Licensee to receive proceeds of not less than $* million through any combination of:  (i) Net Proceeds of Equity Financings, (ii) unrestricted grants or gifts and (iii) up to $* million in payments for reimbursement of sponsored research activities.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion

2. Two (2) years from the Effective Date

Licensee to receive proceeds of not less than $* million through any combination of:  (i) Net Proceeds of Equity Financings, (ii) unrestricted grants or gifts and (iii) up to $* million in payments for reimbursement of sponsored research activities.

3. Three (3) years from the Effective Date

Licensee to receive proceeds of not less than $* million through any combination of:  (i) Net Proceeds of Equity Financings, (ii) unrestricted grants or gifts and (iii) up to $* million in payments for reimbursement of sponsored research activities.

4. Four (4) years from the Effective Date	Licensee to initiate first Phase 1 Clinical Trial for the first Licensed Product or Licensed Service for each of the eight specific categories of human disease in the Field.

5. Six (6) years from the Effective Date	Licensee to initiate first Phase 2 Clinical Trial for the first Licensed Product or Licensed Service for each of the eight specific categories of human disease in the Field.

6. Eight (8) years from the Effective Date	Licensee to initiate first Phase 3 Clinical Trial for the first Licensed Product or Licensed Service for each of the following categories of human disease in the Field: *.

7. Nine (9) years from the Effective Date	Licensee to initiate first Phase 3 Clinical Trial for the first Licensed Product or Licensed Service for each of the following categories of human disease in the Field: *.

8. Ten (10) years from the Effective Date	Receive FDA Marketing Approval for the first Licensed Product or Licensed Service for each of the following categories of human disease in the Field: *.

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion

9. Eleven (11) years from the Effective Date	Receive FDA Marketing Approval for the first Licensed Product or Licensed Service for each of the following categories of human disease in the Field: *.

Licensee shall provide COH with prompt notice of meeting each of the foregoing diligence milestones, as applicable, with respect to each specific category of human disease in the Field, which such notice shall be accompanied by reasonable documentary evidence of the satisfaction of the applicable diligence milestone.  Licensee acknowledges and agrees that Licensee may not use the same active pharmaceutical ingredient for more than one category of human disease in the Field to satisfy diligence milestones 4-9 even if independent clinical trials are conducted for each disease category.

2.2.2Termination and License Converstion for Failure to Reach Milestones.  In the event that Licensee fails to meet any of the Diligence Milestones 1 through 3 above then COH may, as COH’s sole and exclusive remedy and as Licensee’s sole liability, terminate this Agreement in its entirety on written notice to Licensee. In the event Licensee fails to meet any of the diligence milestone 4 through 9 above with respect to any specific category of human disease in the Field then COH may, as COH’s sole and exclusive remedy and as Licensee’s sole liability, on notice to Licensee, either (i) terminate the grant of rights to Licensee hereunder solely with respect to such category of human disease, or (ii) convert the grant of rights to Licensee hereunder solely with respect to such category of human disease from exclusive to non-exclusive, without any change in the other terms and conditions of this Agreement.  Conversion of the license with respect to a category of human disease to non-exclusive pursuant to this Section 2.2.2 shall not constitute a waiver of COH’s right to terminate the license to such category of human disease thereafter if Licensee’s obligations under Section 2.2.1 continue to be unmet with respect to such category of human disease

2.3Governance.  COH and Licensee shall each designate one individual to serve as the main point of contact for communications related to development and commercialization of Licensed Products and Licensed Services under this Agreement (each a “Designated Representative”).  The initial Designated Representative of COH shall be George Megaw and the initial Designated Representative of Licensee shall be Henry Ji.  Each Party may replace its Designated Representative at any time upon prior notice to the other Party.  Licensee shall keep COH reasonably informed as to progress in the development and commercialization of Licensed Products and Licensed Services.  Without limiting the foregoing, on or before January 15 of each year during the term of this Agreement, Licensee shall provide to COH a written report setting forth, in reasonable detail, Licensee’s activities and achievements with respect to the development and commercialization of Licensed Products and Licensed Services during the preceding twelve (12) months, including activities relating to the achievement of diligence milestones (the “Annual Report”).  The Designated Representatives shall meet in person, or if mutually agreed, via video or conference call, once each calendar year to present and discuss the current Annual Report.  If the meeting shall be in person, the meeting shall be at such location and date as mutually agreed.  Each Party shall be responsible for all expenses incurred by its Designated Representative in the participation in such annual meetings.

2.4Clinical Trial Center.  Upon request of COH, Licensee agrees that COH will be included as a site of clinical trials related to the oncology and diabetes categories of human disease in the Field; provided such site is (and its personnel that will conduct the clinical studies are) qualified, as determined under prevailing industry standards, guidelines and best practices, to conduct such clinical trials and in compliance with all applicable federal, state and local laws, regulations and guidances; and further provided COH and LA Cell enter into a mutually agreed upon clinical trial agreement.

ARTICLE 3:  LICENSE GRANTS

3.1Grant of Rights.

3.1.1Exclusive Patent License.  COH hereby grants to Licensee an exclusive, transferable (as set forth in Section 14.1), sublicenseable (as set forth in Section 3.3), royalty-bearing right and license under the Patent Rights to make, have made, use, have used, offer for sale, sell and import, export, and otherwise dispose of, commercialize, and exploit in any manner the Licensed Products, the Licensed Services, in the Field, in the Territory.

3.1.2Know-How License.  COH hereby grants to Licensee an exclusive, transferable (as set forth in Section 14.1), sublicensable (as set forth in Section 3.3), royalty-bearing right and license under all Intellectual Property Rights embodied in, relating to, or otherwise covering the Know-How, to make, have made, use, have used, offer for sale, sell, import, export, and otherwise dispose of, commercialize, and exploit in any manner the Licensed Products and the Licensed Services in the Field in the Territory.

3.1.3The foregoing grants of rights in Section 3.1.1 and Section 3.1.2 shall be subject to:  (i) the retained rights of the U.S. Government in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and applicable U.S. government regulations, (ii) the royalty-free right of COH and its Affiliates to practice the Patent Rights and all Intellectual Property Rights embodied in, relating to, or otherwise covering the Know-How solely for not-for-profit, internal educational and research uses (which uses shall in no event be for the benefit of or carried out on behalf of any for-profit Third Party), (iii) the right of COH and its Affiliates to publicly disclose research results, and (iv) the right of COH and its Affiliates to allow other non-profit institutions to use the Patent Rights and Know-How for the same purposes as (ii) and (iii).

3.2No Implied Licenses.  Licensee acknowledges that the licenses granted in this Agreement are limited to the scope expressly granted and that, subject to the terms and conditions of this Agreement, all other rights under all Patent Rights and other Intellectual Property Rights Controlled by COH are expressly reserved to COH regardless of whether such patents are dominant or subordinate to the Patent Rights.  COH retains final decision making rights with respect to granting licenses to the Patent Rights and Know-How outside of the Field to Third Parties, provided, however, COH agrees to timely and reasonably consult with Licensee regarding any potential licenses to the Patent Rights and Know-How outside the Field, and provided further, however, that COH shall not be required to consult with Licensee in licensing the Patent Rights and Know-How in the field of research reagents, including the detection of intracellular targets using antibodies, other proteins or oligonucleotides as probes, in each case, for non-clinical research purposes outside the Field.  Licensee shall own and retain ownership of all right, title and interest in and to all of its Intellectual Property Rights in existence as of the Effective Date or which Licensee may make, have made, conceive, reduce to practice, or otherwise acquire during or after the Term, and no licenses, express or implied, are granted to COH hereunder to any such Intellectual Property Rights.

3.3Sublicensing.

3.3.1Proprietary Sublicenses.  Licensee shall have the right to sublicense its rights hereunder (through multiple tiers of sublicensees) in connection to Third Parties with a license of proprietary antibodies or antibody products (a) developed by Licensee or its Affiliates, or (b) for which Licensee or its Affiliates have the exclusive right to commercialize (collectively, the “Proprietary Sublicenses”) without the consent of COH, which sublicenses shall be effective immediately upon execution provided that Licensee provides written notice of any such sublicense within 5 days of entry into such sublicense.

3.3.2Non-Proprietary Sublicenses.

(a)The Parties shall establish a joint licensing steering committee (the “JLSC”) that will be responsible for and coordinate the sublicensing of Licensee’s rights hereunder to Third Parties in connection with the development and commercialization of antibodies or antibody-related products other than proprietary antibodies or antibody products (a) developed by Licensee or its Affiliates, or (b) for which Licensee or its Affiliates have the exclusive right to commercialize, including scenarios where COH or Licensee is approached by or otherwise identifies a potential Third Party sublicensee in connection with the development and commercialization of antibodies or antibody-related products other than proprietary antibodies or antibody products (a) developed by Licensee or its Affiliates, or (b) for which Licensee or its Affiliates have the exclusive right to commercialize (collectively, the “Non-Proprietary Sublicenses”).

(b)The JLSC shall be comprised of two (2) members appointed by each Party for a total of four (4) members.  Each Party will designate its members within thirty (30) days after the Effective Date.  Each Party may replace any of its members on the JLSC at any time with prior written notice to the other Party.  The members of the JLSC shall appoint the first chairperson.  Each chairperson shall serve in such role for up to two (2) year(s), at which time a member designated by the other Party shall assume the role of chairperson.  The JLSC shall meet at least quarterly by telephone or in person as may be agreed by the Parties from time to time.  The JLSC shall attempt in good faith to make decisions by unanimous consent; provided, that Licensee shall have final decision making authority as to whether to enter a Non-Proprietary Sublicense

3.3.3Affiliate Sublicenses.  Prior to a Qualified IPO, Affiliates may only obtain sublicenses of a non-exclusive nature to conduct research and development activities in collaboration with Licensee.

3.3.4Sublicense Terms.  The terms and conditions of each sublicense of Licensee’s rights hereunder shall be consistent with this Agreement.  A true and complete copy of each sublicense of Licensee’s rights hereunder, as well as any amendment thereto, shall be delivered to COH promptly following the effective date of each such sublicense or amendment.

3.4Effect of Termination on Sublicenses.

3.4.1In the event that this Agreement terminates at any time for any reason, each sublicense validly granted hereunder which is in good standing as of the effective date of such termination shall continue in effect as a direct license between COH (as licensor) and Sublicensee (as licensee), provided that:  (i) such sublicense, as determined by COH in its reasonable and good faith discretion, contains or imposes on COH no material obligation or liability additional to those set forth in this Agreement, (ii) the Sublicensee delivers to COH, within 30 days of the effective date of the termination of this Agreement, written acknowledgement that all payment and other obligations previously payable to Licensee under such sublicense shall thereafter be payable and due, and be paid directly to COH, and (iii) such Sublicensee (including its employees and contractors) is not at such time debarred or excluded or otherwise ineligible for participation in federally funded programs.  All other sublicenses in existence as of the effective date of the termination of this Agreement which fail to satisfy the foregoing conditions shall, upon such termination, terminate.

3.4.2Further and in addition to the requirements of Section 3.4.1, above, the conversion of a sublicense into a direct license between COH (as licensor) and Sublicensee (as licensee) upon termination of this Agreement shall require that either [A] or [B] (but not both), below, be satisfied:

[A]On the effective date of the termination of this Agreement:

(i)the Sublicensee is not a party to a proceeding in bankruptcy or insolvency filed by or against such Sublicensee, has not made a general assignment for the benefit of its creditors, and is not in litigation with COH or any Affiliate of COH, and

(ii)(1) the effective royalty rate payable on Sublicensee’s Net Sales of Licensed Products and Licensed Services, (2) the aggregate of other non- sale/royalty-based consideration due from Sublicensee, and (3) the other material terms and conditions of the sublicense are materially no less favorable to COH than the corresponding terms (excluding the stock grant due pursuant to Section 4.3, below) of this Agreement, or

[B]The terms and conditions of the sublicense had been approved by COH prior to its having been entered into by Licensee and the Sublicensee, such approval having been considered by COH expeditiously and not conditioned on the payment by Licensee of any additional consideration.

3.5Documentation of Licensed Services.  Licensee and its Sublicensees shall provide Licensed Services only pursuant to one or more written agreements which set forth, in reasonable detail, all consideration due to Licensee for the provision of such services.  Licensee shall provide a true and complete copy of each such agreement to COH promptly following the effective date of such agreement.

ARTICLE 4:  PAYMENTS

4.1Up-Front Payment.  Licensee shall pay to COH non-refundable license fees of (i) * ($*) within five (5) days after the Effective Date; and (ii) * ($*) within six (6) months after the Effective Date.

4.2License Maintenance Fee.  On or before the tenth Business Day after the end of each License Year (excluding the first License Year ending December 31, 2015), Licensee shall pay to COH the amount indicated in the table below opposite the applicable License Year:

Year	Amount Due

Year 2	$*

Year 3	$*

Year 4	$*

Year 5	$*

Year 6 and onward during the Term	$*

The license maintenance fee paid in a given License Year shall be applied as credit against royalties otherwise due to COH under this Agreement during the License Year in which payment was made but may not be carried over and applied as credit against royalties due in subsequent years.

4.3Stock Grant; COH Representations and Warranties.

4.3.1Concurrently with the execution of this Agreement, Licensee will issue to COH or its designees stock certificates evidencing * validly issued, fully-paid, non-assessable shares of Class C Common Stock (the “Shares”).

4.3.2COH understands that neither the COH Shares nor the shares of Class A Common Stock issuable upon conversion of the COH Shares (including based on any adjustment to the conversion rate pursuant to the Charter) (the “Conversion Shares”) have been registered under the Act.  COH also understands that the COH Shares are being offered and sold pursuant to an exemption from registration contained in the Act based in part upon COH’s representations contained in the Agreement.  COH hereby represents and warrants as follows:

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion

(a)COH has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Licensee so that it is capable of evaluating the merits and risks of its investment in the Licensee and has the capacity to protect its own interests.  COH must bear the economic risk of this investment indefinitely unless the COH Shares (or the Conversion Shares) are registered pursuant to the Act, or an exemption from registration is available.  COH understands that the Licensee has no present intention of registering the COH Shares, the Conversion Shares or any shares of its Common Stock.  COH also understands that there is no assurance that any exemption from registration under the Act will be available and that, even if available, such exemption may not allow COH to transfer all or any portion of the COH Shares or the Conversion Shares under the circumstances, in the amounts or at the times COH might propose.

(b)COH is acquiring the COH Shares and the Conversion Shares for COH’s own account for investment only, and not with a view towards their distribution.

(c)COH represents that by reason of its, or of its management’s, business or financial experience, COH has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.

(d)COH represents that it is an accredited investor within the meaning of Regulation D under the Act.

(e)COH has had an opportunity to discuss the Licensee’s business, management and financial affairs with directors, officers and management of the Licensee.  COH has also had the opportunity to ask questions of and receive answers from, the Licensee and its management regarding the terms and conditions of this investment.

(f)COH acknowledges and agrees that the COH Shares, and, if issued, the Conversion Shares are “restricted securities” as defined in Rule 144 promulgated under the Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available.  COH has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Licensee, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

4.4Development Milestone Payments.  Within 30 days after the occurrence of each “Development Milestone Event” set forth below whether achieved by Licensee, its Affiliate or a Sublicensee, Licensee shall pay COH or its designee the amount indicated below for each of the first eight (8) antibodies or antibody-related products Covered by the Patent Rights in the Field to enter clinical trials:

Development Milestone Event	Amount Due

#1. Upon the dosing of the first patient in a Phase 1 Clinical Trial for each of the first eight (8) antibodies or antibody-related products within the scope of the Patent Rights in the Field	$*

#2. Upon the dosing of the first patient in a Phase 2 Clinical Trial for each of the first eight (8) antibodies or antibody-related products within the scope of the Patent Rights in the Field	$*

#3. Upon the dosing of the first patient in a Phase 3 Clinical Trial for each of the first eight (8) antibodies or antibody-related products within the scope of the Patent Rights in the Field	$*

#4. Upon FDA Marketing Approval of each of the first eight (8) antibodies or antibody-related products within the scope of the Patent Rights in the Field	$*

#5. Upon Marketing Approval in any jurisdiction outside of the U.S. Approval of each of the first eight (8) antibodies or antibody-related products within the scope of the Patent Rights in the Field	$*

In the event that any development milestone event  is met with respect to a specific antibody or antibody-related product  prior to the satisfaction of any prior milestone event with respect to the applicable antibody or antibody-related product, then Licensee shall also pay the amount due for occurrence of all prior milestone events not previously paid upon meeting the applicable development milestone (e.g., if a patient is dosed in a Phase 3 Clinical Trial prior to dosing of a first patient in a Phase 2 trial, Licensor shall pay COH $* million upon dosing the first patient in a Phase 3 Trial).  For clarity, only one payment will be due per antibody or antibody-related product per Development Milestone Event. For example, if a particular antibody receives Marketing Approval in Canada and Mexico, only one (1) $* payment shall be due to COH.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion

4.5Sales Milestone Payments.  Within sixty (60) days following the end of each License Year that Licensee its Affiliate or a Sublicensee achieves the “Sales Milestone Event” set forth below, Licensee shall pay COH or its designee the amount indicated below for each of the first eight (8) antibodies or antibody-related products Covered by the Patent Rights obtain Marketing Approval:

Sales Milestone Event for each of the first eight (8) antibodies or antibody-related products Covered by the Patent Rights	Amount Due

#1. $* million in Net Sales or Sublicensee Net Sales of Licensed Products or Licensed Services in the Field	$*

#2. $* million in Net Sales or Sublicensee Net Sales of Licensed Products or Licensed Services in the Field	$*

#3. $*million in Net Sales or Sublicensee Net Sales of Licensed Products or Licensed Services in the Field	$*

4.6Royalties.

4.6.1Net Sales.  Licensee shall pay to COH or its designee royalties in an amount equal to *% of Net Sales of Licensed Products and Licensed Services, for clarity, including Net Sales by Affiliates.  Royalties shall be paid on a Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and country-by-country basis until the expiration in each country of the last to expire of the Valid Claims in such country Covering Licensed Products or Licensed Services.

4.6.2Sublicensee Net Sales.  Licensee shall pay to COH or its designee royalties in an amount equal to (i) *% of Sublicensee Net Sales of Licensed Products and Licensed Services if Licensee and Sublicensee (other than a Sublicensee that is an Affiliate of Licensee) enter a sublicense agreement prior to the dosing of the first patient in a Phase 3 Clinical Trial for the applicable category of human disease in the Field; and (ii) *% of Sublicensee Net Sales of Licensed Products and Licensed Services if Licensee and Sublicensee (other than a Sublicensee that is an Affiliate of Licensee) enter a sublicense agreement after the dosing of the first patient in a Phase 3 Clinical Trial for the applicable category of human disease in the Field.  Royalties shall be paid on a Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and country-by-country basis until the expiration in each country of the last to expire of the Valid Claims in such country Covering Licensed Product or Licensed Service.

[*]Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion

For clarity, royalties based on sales made by Affiliates shall be paid only by Licensee and only pursuant to Section 4.6.1, and neither Licensee nor any Affiliate shall have an obligation to pay royalties under this Section 4.6.2 based on sales of Licensed Products or Licensed Services made by an Affiliate of Licensee.  In no event shall royalties be due under both Section 4.6.1 and Section 4.6.2 with respect to the same unit sale.

4.7Sublicense Revenues.  Licensee shall pay to COH a percentage of all Sublicense Revenues within sixty (60) days after payment is received from the relevant Sublicensee, determined as follows:

4.7.1*% of Sublicense Revenues from those Proprietary Sublicenses granted prior to the dosing of the first patient in a Phase 2 Clinical Trial,

4.7.2*% of all Sublicense Revenues from those Proprietary Sublicenses granted after dosing of the first patient in a Phase 2 Clinical Trial but prior to dosing of the first patient in a Phase 3 Clinical Trial,

4.7.3*% of all Sublicense Revenues from those Proprietary Sublicenses granted after dosing of the first patient in a Phase 3 Clinical Trial.

4.7.4*% of all Sublicense Revenues received in connection with Non-Proprietary Sublicenses.

If Sublicense Revenues are not in cash or cash equivalents, the percentage share payable to COH pursuant to this Section 4.7 shall be due, in COH’s sole discretion, either in kind or in its cash equivalent.  For clarity, with respect to a particular item of consideration, in the event COH receives the applicable percentage of Sublicense Revenues from a Sublicensee with respect to such item of consideration, Licensee shall not be obligated to also pay COH a percentage of Sublicense Revenue received with respect to the same item of consideration.

4.8Timing of Royalty Payments.  Royalty payments due under Section 4.6, above, shall be paid annually within sixty (60) days following the end of each License Year until the first License Year in which aggregate Net Sales across all Licensed Product and License Services reach $* million.  Thereafter, all royalty payments due under Section 4.6 shall be paid in quarterly installments, within sixty (60) days following the end of each calendar quarter.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

4.9No Deductions from Payments.  Licensee shall not have the right to set off any amounts paid to any Third Party, including any fee, royalty or other payment, against any amount payable to COH hereunder.

4.10Single Royalty.  Only a single royalty payment shall be due and payable on Net Sales and Sublicensee Net Sales of a Licensed Product or performance of a Licensed Service, regardless if such Licensed Product or Licensed Service is Covered by more than one Valid Claim.

ARTICLE 5:  REPORTS, AUDITS AND FINANCIAL TERMS

5.1Royalty Reports.  Within 60 days after the end of each calendar quarter in which a royalty payment under Article 4 is required to be made (the “Royalty Period”), Licensee shall send to COH a report of Net Sales of the Licensed Products and Licensed Services for which a royalty is due, which report sets forth for such calendar quarter the following information, on a Licensed Product-by-Licensed Product, Licensed Service-by-Licensed Service and country-by-country basis:  (i) total Net Sales during the Royalty Period, (ii) total gross sales of Licensed Products and Licensed Services during the Royalty Period, (iii) the quantity of each Licensed Products sold by Licensee and Licensed Services performed by Licensee for value during the Royalty Period, (iv) the exchange rate used to convert Net Sales from the currency in which they are earned to United States dollars; and (v) the total royalty payments due.

5.2Additional Financial Terms.

5.2.1Currency.  All payments to be made under this Agreement shall be made in United States dollars, unless expressly specified to the contrary herein.  Net Sales outside of the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in United States dollars.  All currency conversions shall use the conversion rate reported by Reuters, Ltd. on the last Business Day of the calendar quarter for which such payment is being determined.

5.2.2Payment Method.  Amounts due under this Agreement shall be paid in immediately available funds, by means of wire transfer to an account identified by COH.

5.2.3Withholding of Taxes.  Licensee may withhold from payments due to COH amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments.  Licensee shall provide to COH all relevant documents and correspondence, and shall also provide to COH any other cooperation or assistance on a reasonable basis as may be necessary to enable COH to claim exemption from such withholding taxes and to receive a full refund of such withholding tax or claim a foreign tax credit.  Licensee shall give COH proper evidence from time to time as to the payment of such tax.  The Parties shall cooperate with each other in seeking deductions under federal and state tax laws and any double taxation or other similar treaty or agreement from time to time in force.

5.2.4Late Payments.  Any amounts not paid on or before the date due under this Agreement are subject to interest from the date due through and including the date upon which payment is received.  Interest is calculated, over the period between the date due and the date paid, at a rate equal to one and one-half percentage point (1.5%) over the “bank prime loan” rate, as such rate is published in the U.S. Federal Reserve Bulletin H.15 or successor thereto on the last Business Day of the applicable calendar quarter prior to the date on which such payment is due.

5.2.5Blocked Currency.  If, at any time, legal restrictions prevent the prompt remittance of part or all royalties with respect to any country where a Licensed Product is sold or Licensed Service provided, payment shall be made through such lawful means or methods as Licensee may determine.  When in any country, the law or regulations prohibit both the transmittal and deposit of royalties or other payments, Licensee shall continue to report all such amounts, but may suspend payment for as long as such prohibition is in effect.  As soon as such prohibition ceases to be in effect, all amounts that would have been obligated to be transmitted or deposited but for the prohibition, together with accrued interested thereon, shall promptly be transmitted to COH.

5.3Accounts and Audit.

5.3.1Records.  Licensee shall keep, and shall require that each Sublicensee keep, full, true and accurate books of account containing the particulars of its Net Sales and the calculation of royalties.  Licensee shall each keep such books of account and the supporting data and other records at its facilities located at the address set forth in Section 14.7, which Licensee may change upon change by sending notice to the COH in accordance with Section 14.7, and its Sublicensees shall each keep such books of account and the supporting data and other records at its principal place of business.  Such books and records must be maintained available for examination in accordance with this Section 5.3.1 for four (4) calendar years after the end of the calendar year to which they pertain, and otherwise as reasonably required to comply with GAAP.

5.3.2Appointment of Auditor.  COH may appoint an internationally- recognized independent accounting firm reasonably acceptable to Licensee to inspect the relevant books of account of Licensee and its Sublicensees to verify any reports or statements provided, or amounts paid or invoiced (as appropriate), by Licensee or its Sublicensees, provided such accounting firm has entered into a confidentiality agreement with Licensee that is customary for audits of that nature.

5.3.3Procedures for Audit.  COH may exercise its right to have Licensee’s and its Sublicensees’ relevant records examined by an independent accounting firm, as set forth in Section 5.3.2, only during the four (4) year period during which Licensee is required to maintain records, no more than once in any consecutive four calendar quarters.  Licensee and its Sublicensees are required to make records available for inspection only during regular business hours, only at such place or places where such records are customarily kept, and only upon receipt of at least 15 days advance notice from COH.  All information and materials provided to COH’s accountant are and shall be deemed to be Licensee Confidential Information.

5.3.4Audit Report.  The independent accountant will be instructed to provide to COH an audit report containing only its conclusions and methodology regarding the audit, and specifying whether the amounts paid were correct and, if incorrect, the amount of any underpayment or overpayment.

5.3.5Underpayment and Overpayment.  After review of the auditor’s report:  (i) if there is an uncontested underpayment by Licensee for all of the periods covered by such auditor’s report, then Licensee shall pay to COH the full amount of that uncontested underpayment, and (ii) if there is an uncontested overpayment for such periods, then COH shall provide to Licensee a credit against future payments (such credit equal to the full amount of that overpayment), or, if Licensee is not obligated to make any future payments, then COH shall pay to Licensee the full amount of that overpayment.  Contested amounts are subject to dispute resolution under Article 12.  If the total amount of any such underpayment (as agreed to by Licensee or as determined under Article 12) exceeds five percent of the amount previously paid by Licensee for the period subject to audit, then Licensee shall pay the reasonable costs for the audit.  Otherwise, all costs of the audit shall be paid by COH.

ARTICLE 6:  LICENSEE COVENANTS

6.1Licensee covenants and agrees that:

6.1.1in conducting activities contemplated under this Agreement, it shall comply in all material respects with all applicable laws and regulations including, without limitation, those related to the manufacture, use, labeling importation and marketing of Licensed Products and Licensed Services;

6.1.2Licensee will at all times have a sufficient number of Conversion Shares reserved for issuance to COH upon any conversion of the COH Shares in accordance with the terms of the Charter;

6.1.3Licensee will obtain all authorizations necessary for the issuance of the Conversion Shares after the Effective Date prior to the issuance of such Conversion Share;

6.1.4Licensee will not, as of immediately after the closing of any Equity Financing or other event that causes an adjustment to the conversion rate of the COH Shares into Conversion Shares pursuant to the Charter, be in violation or default of any provision of the Charter or Licensee’s bylaws; and

6.1.5Prior to a Qualified IPO of Licensee, Licensee will obtain COH’s consent, to be given at COH’s sole discretion, before the consummation of a Change of Control of Licensee.  This Section 6.1.5 shall have no effect subsequent to a Qualified IPO of Licensee.

ARTICLE 7:INTELLECTUAL PROPERTY; PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT.

7.1Patent Prosecution, Maintenance, Enforcement and Defense.

7.1.1Subject to Section 7.4, COH shall be responsible for the preparation, filing, prosecution, maintenance and defense of all Patent Rights, including in connection with a Validity Action (as defined below), using counsel of its choice.  COH will timely provide Licensee with copies of all relevant documentation relating to such prosecution and Licensee shall keep such information confidential.  In addition, COH shall instruct the patent counsel prosecuting Patent Rights to (i) copy Licensee on patent prosecution documents that are received from or filed with the United States Patent and Trademark Office and foreign equivalent, as applicable; (ii) if requested by Licensee, provide Licensee with copies of draft submissions to the USPTO prior to filing; and (iii) give reasonable consideration to the comments and requests of Licensee or its patent counsel, provided that (a) COH reserves the sole right to make all final decisions with respect to the preparation, filing, prosecution and maintenance of such patent applications and patents; and (b) the patent counsel remains counsel to COH (and shall not jointly represent Licensee unless requested by Licensee and approved by COH, and an appropriate engagement letter and conflict waiver are in effect).

7.1.2COH will not unreasonably refuse to amend any patent application in Patent Rights to include claims reasonably requested by Licensee to protect the products and services contemplated to be sold by Licensee under this Agreement. If Licensee informs COH of other countries or jurisdictions in which it wishes to obtain patent protection with respect to the Patent Rights, COH shall prepare, file, prosecute and maintain patent applications in such countries and any patents resulting therefrom (and, for the avoidance of doubt, such patent applications and patents shall be deemed included in the Patent Rights).  On a country-by-country and patent-by-patent basis, Licensee may elect to surrender any patent or patent application in Patent Rights in any country upon sixty (60) days advance written notice to COH.  Such notice shall relieve Licensee from the obligation to pay for future patent costs but shall not relieve Licensee from responsibility to pay patent costs incurred prior to the expiration of the sixty (60) day notice period.  Such U.S. or foreign patent application or patent shall thereupon cease to be a Patent Right hereunder, Licensee shall have no further rights therein and COH shall be free to license its rights to that particular U.S. or foreign patent application or patent to any other party on any terms.

7.1.3Notwithstanding Section 7.1.1 or Section 7.1.2, COH may elect not to file any particular claim or set of claims or in a particular country, and may elect to abandon prosecution and maintenance of any of the Patent Rights at any time.  If COH elects not to file any particular claim or set of claims or in a particular country, or to abandon prosecution and maintenance of any of the Patent Rights (except in favor a continuation, continuation-in-part or utility application), then COH will provide Licensee with reasonable notice pursuant to Section 14.7 to that effect sufficiently in advance of any deadline for any filing or submission with respect to any such patent to permit Licensee to carry out such activity. After such notice, provided that Licensee is not in breach or default under this Agreement, Licensee may file, prosecute and maintain each such patent, and perform such acts as may be reasonably necessary for Licensee or COH to file, prosecute or maintain such patent application or issued patent (as applicable), in its sole discretion and at its sole cost and expense. If Licensee does so elect, then COH shall provide such full cooperation to Licensee, including the execution and filing of appropriate instruments, as may reasonably be requested to facilitate the transition of such patent activities and Licensee shall have no further obligation to pay any royalties or other consideration to COH with respect to such patent application or issued patent and related Patent Rights.

7.1.4Each Party shall promptly provide written notice to the other in the event it becomes aware of any actual or probable infringement of any of the Patent Rights in or relevant to the Field (“Third Party Infringement”) or in the event of any claim or suit initiated by a Third Party regarding the non-infringement, enforceability, or validity of any Patent Rights (a “Validity Action”).

7.1.5If infringing activity has not been abated within ninety (90) days following the date the Third Party Infringement notice takes effect, then Licensee may, following consultation with COH, take any and all action it deems necessary or desirable against any alleged infringer in connection with any Third Party Infringement, provided, that Licensee has exclusive rights in the category of human disease in the Field applicable to such infringing activity.  Any recovery obtained by Licensee as the result of legal proceedings initiated and paid for by Licensee pursuant to this 7.1.5, after deduction of Licensee’s reasonable out-of-pocket expenses incurred in securing such recovery, shall be deemed to be Net Sales of Licensed Products and/or Licensed Services in the calendar quarter in which such recovery was received and royalties shall be due and payable thereon accordingly.  Licensee shall not take any position with respect to, or compromise or settle, any Third Party Infringement in any way that would be reasonably likely to directly and adversely affect the scope, validity, or enforceability of the Patent Rights without the prior written consent of COH (which consent shall not be unreasonably withheld, conditioned or delayed.).

7.1.6If required by the applicable court in order for Licensee to maintain standing to prosecute Third Party Infringement and in the event that Licensee requests, in writing, that COH joins a suit to enforce the Patent Rights against an infringement in the Field, COH agrees to join (and will promptly join) such suit, at Licensee’s expense.  If COH is involuntarily joined or requested to be joined for standing purposes in a suit initiated by Licensee, then the Licensee will pay all reasonable costs incurred by COH arising out of such suit, including but not limited to, all reasonable legal fees of counsel that COH selects and retains to represent it in the suit.

7.1.7In the event that Licensee declines either to cause such Third Party Infringement to cease (e.g. by settlement or injunction) or to initiate and thereafter diligently maintain legal proceedings against the infringer other than as part of a mutually agreed upon bona fide strategy, developed with the guidance of outside patent counsel, to preserve the Patent Rights, COH may, in its sole discretion and at COH’s sole cost, take action against such alleged infringer or in defense of any such Third Party claim.  At the request of COH, and if necessary for COH to maintain standing, Licensee agrees to join a legal proceeding initiated by COH against an infringer of the Patent’s Rights, at COH’s expense.  Any recovery obtained by COH as the result of any such legal proceedings shall be for the benefit of COH only.

7.1.8COH shall have the right and obligation to take all steps necessary to defend, protect, and to maintain the validity and enforceability of the Patent Rights in any Validity Action, and subject to Section 7.4, to pay all costs and expenses associated therewith. COH shall not take any position with respect to, or compromise or settle, any Validity Action in any way that would be reasonably likely to directly and adversely affect the scope, validity, or enforceability of the Patent Rights without the prior written consent of Licensee (which consent shall not be unreasonably withheld, conditioned or delayed.).

7.2Trademarks.  Licensee shall have the sole right to select, register, maintain and defend all trademarks for use in connection with the sale or marketing of Licensed Products and Licensed Services in the Field in the Territory (the “Marks”) and will be responsible for all expenses associated therewith.  Licensee shall not, without COH’s prior written consent, use any trademarks or house marks of COH (including the COH corporate name), or marks confusingly similar thereto, in connection with Licensee commercialization of Licensed Products or Licensed Services under this Agreement in any promotional materials or applications or in any manner implying an endorsement by COH of Licensee or the Licensed Products or Licensed Services.  Licensee shall own all Marks.

7.3Challenge to the Patent Rights by Licensee.  COH may terminate this Agreement or, notwithstanding Section 3.3, a sublicense issued hereunder, as applicable, upon written notice to Licensee in the event that Licensee or any of its Affiliates or Sublicensee directly or indirectly asserts a Patent Challenge, provided that any such termination shall be applicable only with respect to the entity asserting such Patent Challenge and all of such entity’s Affiliates, and that this Agreement shall remain in place and in full force and effect with respect to all other entities.  “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity or enforceability of any of the Patent Rights (or any claim thereof), including by: (a) filing or pursuing a declaratory judgment action in which any of the Patent Rights is alleged to be invalid or unenforceable; (b) citing prior art against any of the Patent Rights, filing a request for or pursuing a re-examination of any of the Patent Rights (other than with COH’s written agreement), or voluntarily becoming a party to or pursuing an interference; or (c) filing or pursuing any re-examination, opposition, cancellation, nullity or other like proceedings against any of the Patent Rights; but excluding any challenge raised as a defense against a claim, action or proceeding asserted by COH against Licensee, its Affiliates, Sublicensees, or any downstream customers or users of any Licensed Products or Licensed Services.  In lieu of exercising its rights to terminate under this Section 7.3, COH may elect upon written notice to increase the payments due under all of Article 4 by one hundred and fifty percent (150%), which election will be effective retroactively to the date of the commencement of the Patent Challenge.  Licensee acknowledges and agrees that this Section 7.3 is reasonable, valid and necessary for the adequate protection of COH’s interest in and to the Patent Rights, and that would not have granted to Licensee the licenses under those Patent Rights, without this Section 7.3.  COH will have the right at any time in its sole discretion to strike this Section 7.3 in its entirety from this Agreement, and COH will have no liability whatsoever as a result of the presence or absence of this Section 7.3.

7.4Payment of COH Patent Expenses.

7.4.1The Parties acknowledge that, prior to the Effective Date, COH provided to Licensee documentation of historic expenses incurred by COH with respect to the drafting, prosecution and maintenance of the Patent Rights.  In consideration of such historic expenditures by COH, Licensee shall reimburse COH for * percent of such expenses within 30 days of the Effective Date, up to $*.

Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

7.4.2After the Effective Date, COH shall provide to Licensee an annual invoice and reasonably detailed documentation with respect to COH’s out-of-pocket expenses incurred with respect to the prosecution, maintenance and defense of the Patent Rights for the previous year, including in connection with any Validity Action.  Licensee shall reimburse COH for * percent of such undisputed expenses within 30 days after receipt of such invoice and documentation. Notwithstanding anything to the contrary in this Agreement, Licensee shall have no obligation to reimburse COH any expenses incurred pursuant to Section 7.1.7.

7.5Marking.  Licensee and its Sublicensees shall mark all Licensed Products and all materials related to Licensed Services in such a matter as to conform with the patent laws of the country to which such Licensed Products are shipped or in which such products are sold and such Licensed Services performed.

ARTICLE 8:  TERM AND TERMINATION

8.1Term and Expiration of Term.  The term of this Agreement (the “Term”) shall commence on the Effective Date and, notwithstanding any other provision of this Agreement, unless sooner terminated by mutual agreement or pursuant to any other provision of this Agreement, this Agreement shall expire on a country-by-country basis and on a Patent Right-by- Patent Right basis on the later to occur of:  (a) the expiration of the last to expire of any of the Patent Rights in such country (or if no patent issues, until the last patent application in Patent Rights is abandoned), and (b) the date on which the last of the remaining obligations under this Agreement between the Parties with respect to the payment of milestones or royalties with respect to Licensed Products and Licensed Services have been satisfied (such expiry of the Term hereinafter referred to as “Expiration”).

8.2Termination.

8.2.1Material Breach.  Either Party may terminate this Agreement prior to its Expiration for any material breach by the other Party, provided that the Party seeking to terminate shall have first given the breaching Party notice of such material breach with reasonable particulars of the material breach, and the Party receiving the notice of the material breach shall have failed to cure that material breach within sixty (60) days after the date of receipt of such notice.

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion

8.2.2Change of Control.  Prior to a Qualified IPO of Licensee, COH may terminate this Agreement immediately upon written notice to Licensee in the event of a Change of Control of Licensee without the prior written consent of COH, which consent is at the sole discretion of COH.  This Section 8.2.2 shall have no effect subsequent to a Qualified IPO of Licensee.

8.2.3Bankruptcy.  COH shall have the right to terminate this Agreement prior to its Expiration upon notice to Licensee, in the event that:  (i) Licensee seeks protection of any bankruptcy or insolvency law other than with the prior consent of City of Hope, or (ii) a proceeding in bankruptcy or insolvency is filed by or against Licensee and not withdrawn, removed or vacated within sixty days of such filing, or there is adjudication by a court of competent jurisdiction that Licensee is bankrupt or insolvent.

8.2.4Termination at Will by Licensee.  Licensee shall have the right to terminate this Agreement prior to its Expiration upon notice to COH without cause, effective no fewer than 90 days following the date of such notice.

8.3Effect of Termination.

8.3.1Upon any termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), all rights and licenses granted to Licensee under Article 3 shall immediately terminate on and as of the effective date of termination as provided in Section 8.2, except that Licensee shall have the right to continue to sell Licensed Products manufactured prior to the effective date of such termination and to fulfill orders under accepted purchase orders until the later of:  (i) one hundred and eighty (180) days after the effective date of termination, or (ii) the exhaustion of Licensee’s inventory of Licensed Products.

8.3.2Upon termination of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration):

(a)Each Party shall promptly return to the other Party all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder (other than to the extent necessary for Licensee to exercise its wind-down rights set forth in Section 8.3.1 hereof).

(b)Licensee shall discontinue making any representation regarding its status as a licensee of COH for Licensed Products and Licensed Services.  Subject to Section 8.3.1, above, Licensee shall cease conducting any activities with respect to the marketing, promotion, sale or distribution of Licensed Products and Licensed Services.

8.3.3Termination of this Agreement through any means and for any reason pursuant to Section 8.3 (but for clarity, not in the case of its Expiration), shall not relieve the Parties of any obligation accruing prior thereto, including the payment of all sums due and payable, shall not terminate any sublicenses granted in furtherance of this Agreement, and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of any of the provisions of this Agreement.

8.3.4In the event of Expiration of this Agreement, the rights and licenses granted to Licensee under this Agreement shall become perpetual and irrevocable, provided the license to the Know-How shall be non-exclusive.

8.4Survival.  (i) Article 1, Sections 4.9, 5.3, 8.3, 8.4, Article 10, Article 11, Article 12 and Article 14; and (ii) Sections 5.1, 5.2, and 7.4. solely with respect to payment and expenses incurred prior to termination, shall survive termination of this Agreement for any reason pursuant to Section 8.2 and Expiration pursuant to Section 8.1.

ARTICLE 9:  REPRESENTATIONS AND WARRANTIES

9.1Mutual Representations and Warranties.  COH and Licensee each represents and warrants as follows:

9.1.1It has the right and authority to enter into this Agreement and all action required to be taken on its behalf, its officers, directors, partners and stockholders necessary for the authorization, execution, and delivery of this Agreement and, the performance of all of its obligations hereunder, and this Agreement, when executed and delivered, will constitute valid and legally binding obligations of such Party, enforceable in accordance with its terms, subject to: (i) laws limiting the availability of specific performance, injunctive relief, and other equitable remedies; and (ii) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect generally relating to or affecting creditors’ rights generally;

9.1.2Entry into this Agreement will not constitute a breach of or conflict with any other agreement to which it is party;

9.1.3It has read this Agreement, with assistance from its counsel of choice.  It understands all of this Agreement’s terms.  It has been given a reasonable amount of time to consider the contents of this Agreement before each Party executed it.  It agrees that it is executing this Agreement voluntarily with full knowledge of this Agreement’s legal significance; and

9.1.4It agrees that it is not relying in any manner on any statement, promise, representation or understanding, whether oral, written or implied, made by the other Party, that is not specifically set forth in this Agreement.  It acknowledges that, after execution of this Agreement, it may discover facts different from or in addition to those which it now knows or believes to be true.  Nevertheless, it agrees that this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts.

9.2Representations and Warranties of COH.  COH represents and warrants that, as of the Effective Date:

9.2.1All corporate action on the part of COH necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken;

9.2.2This Agreement is the legal, valid and binding obligation of COH, enforceable against it in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, or similar laws affecting creditors’ rights generally;

9.2.3To the actual knowledge of the Knowledge Group, COH has the full right and power to enter into this Agreement and has the full rights to grant to Licensee the licenses and license rights granted to Licensee under the terms of this Agreement;

9.2.4Subject to the Rights of the U.S. Government as described in this Agreement, to the actual knowledge of the Knowledge Group, COH is the sole owner of all Patent Rights and COH has not granted to any Third Party any license, option or other rights with respect to the Patent Rights (other than any such license, option or other rights that has expired unexercised, or has been waived in writing such that COH is free to grant licensee the license and rights it purports to grant under this Agreement);

9.2.5No member of the Knowledge Group has received any written notice from a Third Party challenging COH’s right to grant the licenses to Licensee pursuant to this Agreement; and

9.2.6To the actual knowledge of the Knowledge Group, there are no actions, suits, investigations, claims or proceedings pending or threatened relating in any way to the Patent Rights or the Know-How (or any Intellectual Property Rights with respect thereto).

9.3Representations and Warranties of Licensee.  Licensee represents and warrants as follows:

9.3.1all authorizations necessary for the issuance of the COH Shares on the Effective Date and the Conversion Shares have been obtained;

9.3.2no consent, approval, order, or authorization of, or registration, qualification, designation, declaration, or filing with, any federal, state, or local governmental authority on the part of Licensee is required in connection with the offer, sale, or issuance of the COH Shares (and the Conversion Shares), except for the following: (i) the filing of the Charter, which has been filed by Licensee and accepted by the Secretary of State of the State of Delaware prior to the date of this Agreement in the form attached hereto as Exhibit A; (ii) the filing of a notice of exemption pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, which shall be filed by Licensee promptly following the Effective Date; and (iii) the compliance with other applicable state securities laws, which compliance will have occurred within the appropriate time periods therefor.  Assuming the accuracy of the representations and warranties of COH contained in Section 4.3 hereof, the offer, sale, and issuance of the COH Shares in conformity with the terms of this Agreement are exempt from the registration requirements of Section 5 of the Act, and from the qualification requirements of Section 25110 of the California Securities Law, and Licensee, nor any authorized agent acting on its  behalf will take any action hereafter that would cause the loss of such exemptions;

9.3.3The sale of the COH Shares is not, and the subsequent issuance of the Conversion Shares will not be, subject to any preemptive rights or rights of first refusal, in either case imposed by the Licensee, that have not been properly waived or complied with;

9.3.4The COH Shares, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws and restrictions created by or on behalf of COH.  The Conversion Shares have been (and will be prior to conversion) duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Charter, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and restrictions created by or on behalf of COH;

9.3.5The authorized capital stock of Licensee consists of 250,000,000, and: (i) the total number of shares of Class A Common Stock authorized to be issued is 187,350,000 shares, of which 12,000,000 are issued and outstanding as of the Effective Date;  (ii) the total number of shares of Class B Common Stock authorized to be issued is 55,000,000 shares, of which 26,000,000 are issued and outstanding as of the Effective Date; (iii) the total number of shares of Class C Common Stock authorized to be issued is 2,650,000 shares, of which none are issued or outstanding as of the Effective Date (prior to giving effect to the issuance of the Shares); and (iv) the total number of shares of Preferred Stock authorized to be issued is 5,000,000 shares, $0.0001 par value per share, of which no shares are issued or outstanding as of the Effective Date. Licensee has also reserved an aggregate of 10,000,000 shares of Common Stock for issuance to employees and consultants pursuant to Licensee’s equity incentive compensation plans. Options to purchase an aggregate of 2,830,000 shares of Common Stock (the “Options”) are currently outstanding with a weighted average exercise price of $ 0.01 per share. A warrant to purchase 9,500,000 shares of Class B Common Stock of Licensee (the “Warrant”) is currently outstanding with an exercise price of $ 0.01 per share.  As of the Effective Date, all issued and outstanding shares will have been duly authorized and validly issued and be fully paid and nonassessable.  Other than the COH Shares, the Conversion Shares, the Options and the Warrant, there are no other outstanding rights, options, warrants, preemptive rights, rights of first refusal, or similar rights for the purchase or acquisition from Licensee of any securities of Licensee nor any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal.  The respective rights, preferences, privileges, and restrictions of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock are solely as stated in the Charter.  Exhibit C sets forth a true and complete capitalization table of Licensee (taking into account the issuance of the COH Shares on the Effective Date); and

9.3.6Licensee is not in violation or default of any provision of the Charter or its bylaws.

9.4Exclusions.  Except as explicitly provided in Section 9.2, nothing in this Agreement is or shall be construed as:

9.4.1A warranty or representation by COH as to the validity or scope of any claim or patent or patent application within the Patent Rights;

9.4.2A warranty or representation by COH that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any Third Party;

9.4.3A grant by COH, whether by implication, estoppel, or otherwise, of any licenses or rights under any patents other than Patent Rights and Know-How as defined herein, regardless of whether such patents are dominant or subordinate to Patent Rights;

9.4.4An obligation on COH to bring or prosecute any suit or action against a Third Party for infringement of any of the Patent Rights or Know-How;

9.4.5An obligation to furnish any know-how outside of the Know-How listed on Exhibit B; or

9.4.6A representation or warranty of the ownership of the Patent Rights and Know-How.

9.5DISCLAIMER.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO WARRANTY IS GIVEN WITH RESPECT TO THE PATENT RIGHTS OR KNOW-HOW, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE PATENT RIGHTS OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY OR OTHER RIGHTS OF ANY THIRD PARTY.  THE WARRANTIES SET FORTH IN THIS AGREEMENT, ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, NON-INFRINGEMENT AND ALL SUCH OTHER WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 10:  INDEMNIFICATION

10.1Indemnification by Licensee.  Licensee shall defend, indemnify and hold harmless COH, its Affiliates, officers, directors, shareholders, employees and agents (“COH Indemnitees”) from and against any and all Third Party liabilities, claims, suits, and expenses, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or are in any way attributable to:  (i) the material breach of any representation or warranty made by Licensee under this Agreement, (ii) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products or Licensed Services by or on behalf of Licensee, any of its Affiliates or a Sublicensee or any other exercise of rights under this Agreement or pursuant to any sublicense, or (iii) the negligence, willful misconduct or failure to comply with applicable law by a Licensee Indemnitee or Sublicensee; in each case except to the extent that such Losses are caused directly by:  (a) COH’s material breach of any representation or warranty made by COH under this Agreement, (b) COH’s material breach of its obligations under this Agreement, and/or (c) the gross negligence or willful misconduct of a COH Indemnitee.

10.2Indemnification by COH.  COH shall defend, indemnify and hold harmless Licensee and its Affiliates and their respective officers, directors, shareholders, employees and agents (collectively, the “Licensee Indemnitees”) from and against any and all Losses caused directly by:  (i) the material breach of any representation or warranty made by COH under this Agreement, or (ii) the gross negligence or willful misconduct of a COH Indemnitee, except to the extent that such Losses arise out of or are in any way attributable to:  (a) the material breach of any representation or warranty made by Licensee under this Agreement, (b) the research, development, marketing, approval, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing or sale of Licensed Products or Licensed Services by or on behalf of Licensee or a Sublicensee, or (c) the negligence, willful misconduct or failure to comply with applicable law by a Licensee Indemnitee or a Sublicensee.

10.3Procedure.  The indemnities set forth in this Article 10 are subject to the condition that the Party seeking the indemnity shall forthwith notify the indemnifying Party on being notified or otherwise made aware of a liability, claim, suit, action or expense and that the indemnifying Party defend and control any proceedings with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the indemnifying Party shall pay for the other Party’s counsel); provided, that, the indemnifying Party may not settle the liability, claim, suit, action or expense, or otherwise admit fault of the other Party or consent to any judgment, without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, no delay in the notification of the existence of any claim of Loss shall cause a failure to comply with this Section 10.3 as long as such delay shall not have materially impaired the rights of the indemnifying Party.

10.4Insurance.

(a)Within 30 days following the Effective Date, Licensee shall procure at its sole expense and provide to COH evidence of comprehensive or commercial general liability insurance (contractual liability included) with limits of at least:  (i) each occurrence, $1 million; (ii) products/completed operations aggregate, $2 million; (iii) personal and advertising injury, $1 million; and general aggregate (commercial form only), $5 million, provided that, prior to initiating a clinical trial, Licensee shall procure at its sole expense and provide to COH evidence of comprehensive or commercial general liability insurance (contractual liability included) with limits of at least:  (i) each occurrence, $5 million; (ii) products/completed operations aggregate, $10 million; (iii) personal and advertising injury, $5 million; and general aggregate (commercial form only), $10 million.

(b)The foregoing policies will provide primary coverage to COH and shall name the COH Indemnitees as additional insureds, and shall remain in effect during the term of this Agreement and for five (5) years following the termination or expiration of the term of this Agreement.  The COH Indemnitees shall be notified in writing by Licensee not less than 30 days prior to any material modification, cancellation or non-renewal of such policy.  Licensee’s insurance must include a provision that the coverages will be primary and will not participate with nor will be excess over any valid and collective insurance or program of self-insurance carried or maintained by the COH Indemnitees.  Such insurance coverage shall be maintained with an insurance company or companies having an A.M.  Best’s rating (or its equivalent) of A-XII or better.

(c)Licensee expressly understands that the coverage limits in Section 10.4(a) do not in any way limit the Licensee’s liability.

10.5LIMITATION ON DAMAGES.  NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, EXCEPT ARISING OUT OF A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, PUNITIVE, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES (INCLUDING LOSS OF PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS, LOST BUSINESS OR ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT) ARISING OUT OF OR RELATING TO THIS AGREEMENT,

WHETHER BASED UPON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY IN TORT OR ANY OTHER LEGAL THEORY.  IN NO EVENT SHALL COH BE LIABLE TO LICENSEE FOR AN AGGREGATE AMOUNT IN EXCESS OF TWO-THIRDS OF THE TOTAL CONSIDERATION PAID TO COH HEREUNDER.

ARTICLE 11:  CONFIDENTIALITY

11.1Confidential Information.  During the term of this Agreement and for five years thereafter without regard to the means of termination:  (i) COH shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose to any Third Party Licensee Confidential Information; and (ii) Licensee shall not use, for any purpose other than the purpose contemplated by this Agreement, or reveal or disclose COH Confidential Information to any Third Party.  The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

11.2Exceptions.Notwithstanding the foregoing, a Party may use and disclose Confidential Information of the other Party as follows:

11.2.1if required by applicable law, rule, regulation, government requirement and/or court order, provided, that, the disclosing Party promptly notifies the other Party of its notice of any such requirement and provides the other Party a reasonable opportunity to seek a protective order or other appropriate remedy and/or to waive compliance with the provisions of this Agreement;

11.2.2to the extent such use and disclosure occurs in the filing or publication of any patent application or patent on inventions;

11.2.3as necessary or desirable for securing any regulatory approvals, including pricing approvals, for any Licensed Products or Licensed Services, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such regulatory agency and to otherwise maintain the confidentiality of the Confidential Information;

11.2.4to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement;

11.2.5to its Affiliates, directors, officers, employees, consultants, vendors Sublicensees, and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement, who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement; and

11.2.6by Licensee, to actual and potential investors, licensees, Sublicensees, consultants, vendors and suppliers, and academic and commercial collaborators, under written agreements of confidentiality at least as restrictive as those set forth in this Agreement.

11.3Certain Obligations.  During the Term and for a period of five years thereafter and subject to the exceptions set forth in Section 11.2, Licensee, with respect to COH Confidential Information, and COH, with respect to Licensee Confidential Information, agree:

11.3.1to use such Confidential Information only for the purposes contemplated under this Agreement,

11.3.2to treat such Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

11.3.3to take reasonable precautions to prevent the disclosure of such Confidential Information to a Third Party without written consent of the other Party, and

11.3.4to only disclose such Confidential Information to those employees, agents and Third Parties who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality no less restrictive than those set forth herein.

11.4Termination.  Upon termination, of this Agreement pursuant to Section 8.2 (but for clarity, not in the case of its Expiration), and upon the request of the disclosing Party, the receiving Party shall promptly return to the disclosing Party or destroy all copies of Confidential Information received from such Party, and shall return or destroy, and document the destruction of, all summaries, abstracts, extracts, or other documents which contain any Confidential Information of the other Party in any form, except that each Party shall be permitted to retain a copy (or copies, as necessary) of such Confidential Information for archival purposes or to enforce or verify compliance with this Agreement, or as required by any applicable law or regulation.

ARTICLE 12:  DISPUTE RESOLUTION

All Disputes shall be first referred to a Vice President, Center for Applied Technology Development of COH (the “COH VP”) and the President of Licensee for resolution, prior to proceeding under the other provisions of this Article 12.  A Dispute shall be referred to such executives upon one Party (the “Initiating Party”) providing the other Party (the “Responding Party”) with notice that such Dispute exists, together with a written statement describing the Dispute with reasonable specificity and proposing a resolution to such Dispute that the Initiating Party is willing to accept, if any.  Within ten days after having received such statement and proposed resolution, if any, the Responding Party shall respond with a written statement that provides additional information, if any, regarding such Dispute, and proposes a resolution to such Dispute that the Responding Party is willing to accept, if any.  In the event that such Dispute is not resolved within 60 days after the Responding Party’s receipt of the Initiating Party’s notice, either Party may bring and thereafter maintain suit against the other with respect to such Dispute; provided, however, that the exclusive jurisdiction of any such suit shall be the state and federal courts located in Los Angeles County, California, and the Parties hereby consent to the exclusive jurisdiction and venue of such courts.

ARTICLE 13:  GOVERNMENTAL MATTERS

13.1Governmental Approval or Registration.  If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee shall assume all legal obligations to do so.  Licensee shall notify COH if it becomes aware that this Agreement is subject to a U.S. or foreign government reporting or approval requirement.  Licensee shall make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

13.2Export Control Laws.  Licensee shall observe all applicable U.S. and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulations.

13.3Preference for United States Industry.  If Licensee sells a Licensed Product in the U.S., Licensee shall manufacture said product substantially in the U.S.

ARTICLE 14:  MISCELLANEOUS

14.1  Assignment and Delegation.  Except as expressly provided in this Section 14.1, neither this Agreement nor any right or obligation hereunder shall be assignable in whole or in part, whether by operation of law, or otherwise by Licensee without the prior written consent of COH; provided, however, that, subsequent to a Qualified IPO of Licensee, Licensee may assign this Agreement without the consent of COH (i) to an Affiliate of Licensee and/or (ii) to a Third Party in connection with a merger, acquisition, change in control, or other sale of all or substantially all of the business or assets of Licensee that relate to this Agreement. Prior to a Qualified IPO, except with the prior written consent of Licensee, COH may not transfer the COH Shares other than to an Affiliate thereof. Upon and following a Qualified IPO, COH may transfer the COH Shares in compliance with federal and state securities laws.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees.  Any transfer or assignment of this Agreement in violation of this Section 14.1 shall be null and void.

14.2  Entire Agreement.  This Agreement contains the entire agreement between the Parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the Parties are superseded by this Agreement.

14.3  Amendments.  Changes and additional provisions to this Agreement shall be binding on the Parties only if agreed upon in writing and signed by the Parties.

14.4  Applicable Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of California and all rights and remedies shall be governed by such laws without regard to principles of conflicts of law.

14.5  Force Majeure.  If the performance of this Agreement or any obligations hereunder is prevented, restricted or interfered with by reason of earthquake, fire, flood or other casualty or due to strikes, riot, storms, explosions, acts of God, war, terrorism, or a similar occurrence or condition beyond the reasonable control of the Parties, the Party so affected shall, upon giving prompt notice to the other Parties, be excused from such performance during such prevention, restriction or interference, and any failure or delay resulting therefrom shall not be considered a breach of this Agreement.

14.6  Severability.  The Parties do not intend to violate any public policy or statutory common law.  However, if any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

14.7  Notices.  All notices, requests, demands, and other communications relating to this Agreement shall be in writing in the English language and shall be delivered in person or by mail, international courier or facsimile transmission (with a confirmation copy forwarded by courier or mail).  Notices sent by mail shall be sent by first class mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received.  Notices sent by international courier shall be sent using a service which provides traceability of packages.  Notices shall be sent as follows:

Notices to COH:	with a copy to:

Office of Technology Licensing	Office of General Counsel
City of Hope	City of Hope
1500 East Duarte Road	1500 East Duarte Road
Duarte, CA 91010	Duarte, CA 91010
Attn: VP, Center for Applied Technology Development	Attn: General Counsel
Fax 626-301-8175	Fax 626-301-8863

Notices to Licensee:	with a copy to:

LA Cell, Inc.	LA Cell, Inc.
9380 Judicial Drive	9380 Judicial Drive
San Diego, CA 92121	San Diego, CA 92121
Attn: Henry Ji	Attn: Legal Department

Either Party may change its address for notices or facsimile number at any time by sending notice to the other Party.

14.8  Independent Contractor.  Nothing herein shall create any association, partnership, joint venture, fiduciary duty or the relation of principal and agent between the Parties hereto, it being understood that each Party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other’s representatives in any way.

14.9  Waiver.  No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.  No waiver of this Agreement or any provision hereof shall be enforceable against any Party hereto unless in writing, signed by the Party against whom such waiver is claimed, and shall be limited solely to the one event.

14.10Interpretation.  This Agreement has been prepared jointly and no rule of strict construction shall be applied against either Party.  In this Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.11Counterparts.  This Agreement may be executed in counterparts, each of which together shall constitute one and the same Agreement.  For purposes of executing this agreement, a facsimile copy or an emailed PDF of this Agreement, including the signature pages, will be deemed an original.

14.12Publicity.  Within 30 days of the Effective Date, Licensee shall issue a press release regarding the Parties entering this Agreement, which press release shall include the overall potential value of the Agreement to COH, so long as the detailed and specific terms and conditions of this Agreement are not disclosed.  If a Third Party inquires whether a license is available, COH may disclose the existence of the Agreement and the extent of its grant in Section 3.1 and Section 3.2 to such Third Party.  Licensee shall also use reasonable efforts to issue press releases regarding Licensee entering any Proprietary Sublicense or Non-Proprietary Sublicense, which press releases shall give credit to COH for such transactions and may include the overall potential value of such Proprietary Sublicense or Non-Proprietary Sublicense to Licensee.

*	*	*	*	*

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

LA CELL, INC.	CITY OF HOPE
By:	By:
Name	Name:	Robert Stone
Title:	Title:	President and CEO

EXHIBIT A

Form of Charter

EXHIBIT B

Know How List

*

[*]  Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portion.

EXHIBIT C

Licensee Capitalization Table

	Authorized	Outstanding	Fully-Diluted %
Class A Common Stock	187,350,000	12,000,000	22.651%
Class B Common Stock	55,000,000	26,000,000	49.076%
Class C Common Stock	2,650,000	2,648,948	5.000%
Preferred Stock	5,000,000	0	0.000%
Equity Plan	10,000,000	2,830,000	5.342%
Warrants to Purchase Class B Common Stock	9,500,000	9,500,000	17.932%
TOTAL		52,978,948	100.000%